Exhibit 10.1

Execution Version

TAX SHARING AGREEMENT

between

NOBLE CORPORATION PLC

and

PARAGON OFFSHORE PLC

dated as of

July 31, 2014

TABLE OF CONTENTS

ARTICLE I DEFINITIONS AND EXAMPLES		1
Section 1.1	Definitions	1
Section 1.2	Examples	7

ARTICLE II TAX LIABILITIES AND TAX BENEFITS		7
Section 2.1	Noble Taxes	7
(a)	Liability for Taxes	7
(b)	Payment for Paragon Tax Benefits	8
Section 2.2	Paragon Taxes	8
(a)	Liability for Taxes	8
(b)	Payment for Noble Tax Benefits	8
Section 2.3	Rules for Determining from which Business a Tax Item Arises	8
(a)	General Rule	8
(b)	Brazil	9
(c)	Mexico	9
(d)	Norway	9
(e)	Netherlands	9
(f)	Standard Specification Jurisdictions	9
(g)	High Specification Jurisdictions	9
(h)	Overhead Costs	9
(i)	Tax Benefits Arising from Equity Awards	9
Section 2.4	Special Rules	10
(a)	Pro Forma Stand-Alone Basis	10
(b)	Allocation in Straddle Periods	10
(c)	Differences between Taxes Shown on Joint Return and Taxes Computed on a Pro Forma Stand-Alone Basis	10

ARTICLE III PREPARATION AND FILING OF TAX RETURNS		11
Section 3.1	Joint Returns	11
(a)	Preparer of Joint Returns	11
(b)	Procedures Governing Joint Returns	11
Section 3.2	Separate Returns	11
(a)	Preparer of Separate Returns—General Rule	11
(b)	Special Rule for Certain Mexican Returns	11
Section 3.3	Special Rules Relating to the Preparation of Tax Returns	11
(a)	General Rule	11
(b)	Paragon Returns	12
(c)	Reimbursement for Costs Incurred by Preparer	12
(d)	Allocation of Tax Items Between Joint Return and Related Separate Return	12
(e)	Standard of Performance	12
Section 3.4	Financial Accounting Reports	12

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ARTICLE IV TAX PAYMENTS		12
Section 4.1	Payment of Taxes to Tax Authorities	12
Section 4.2	Indemnification Payments	12
(a)	Tax Payments Made by the Paragon Group	12
(b)	Tax Payments Made by the Noble Group	13
(c)	Credit for Prior Deemed Tax Payments	13
(d)	Payments for Tax Benefits	13
Section 4.3	Special Rule for Payment of Certain Mexican Tax Receivables	13
Section 4.4	Special Rule for 2013 Brazilian Taxes and Refunds	13
Section 4.5	Special Rule for Brazilian Judicial Deposit	14
Section 4.6	Special Rule for U.S. Refunds	14
Section 4.7	Initial Determinations and Subsequent Adjustments	14
Section 4.8	Interest on Late Payments	14
Section 4.9	Payments by or to Other Group Members	15
Section 4.10	Procedural Matters	15
Section 4.11	Tax Consequences of Payments	15

ARTICLE V TAX CONTESTS		16
Section 5.1	Notices	16
Section 5.2	Control of Tax Contests	16
(a)	General Rule	16
(b)	Tax Contests Involving Certain Taxes Reported on a Joint Return	16
(c)	Tax Contests Involving Taxes Reported on Certain Brazilian Tax Returns	16
(d)	Tax Contests Involving Mexican Tax Receivables	17
(e)	Non-Controlling Party Participation Rights	17

ARTICLE VI ASSISTANCE AND COOPERATION		17
Section 6.1	Provision of Information	17
(a)	Information with Respect to Joint Returns	17
(b)	Information with Respect Tax Payments	18
(c)	Information with Respect to Separate Returns	18
(d)	Information with Respect to Tax Contests	19
Section 6.2	Reliance on Exchanged Information	19
Section 6.3	Provision of Assistance and Cooperation	19
(a)	Assistance with Respect to Joint Returns	19
(b)	Assistance with Respect to Tax Contests	19
(c)	Cooperation	20
Section 6.4	Supplemental Rulings and Supplemental Tax Opinions	20
Section 6.5	Withholding and Reporting	20
Section 6.6	Retention of Tax Records	20
Section 6.7	Confidentiality	20

ARTICLE VII RESTRICTION ON CERTAIN ACTIONS OF THE GROUPS		21
Section 7.1	General Restrictions	21
Section 7.2	Restricted Actions Relating to Tax Materials	21
Section 7.3	Certain Paragon Actions Following the Spin-off	21
(a)	General Rule	21
(b)	Opinion of Counsel with Respect to Restricted Actions	22

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TAX SHARING AGREEMENT

This TAX SHARING AGREEMENT (this “Agreement”) is entered into as of July 31, 2014, between Noble Corporation plc, a public limited company organized under the laws of England and Wales (“Noble”) and Paragon Offshore plc, a public limited company organized under the laws of England and Wales (“Paragon”). Paragon and Noble sometimes are referred to herein individually as a “Party,” and collectively as the “Parties.” Unless otherwise indicated, all “Article” and “Section” references in this Agreement are to the articles and sections of this Agreement.

RECITALS

WHEREAS, Paragon is an indirect, wholly-owned Subsidiary of Noble;

WHEREAS, the Board of Directors of Noble has determined it would be in the best interests of Noble and its stockholders for Noble to separate the Paragon Business from the Noble Business (the “Separation”);

WHEREAS, Noble and Paragon expect to enter into the Master Separation Agreement as of the date hereof in order to set forth the principal arrangements between them regarding the terms of the Separation;

WHEREAS, Noble intends to distribute to its shareholders all of the shares of Paragon stock in a transaction (the “Spin-off”) intended to qualify as a transaction described under Sections 368(a)(1)(D) and 355 of the Internal Revenue Code of 1986, as amended (the “Code”); and

WHEREAS, the Parties desire to provide for and agree upon the allocation between the Parties of Taxes and Tax Benefits arising prior to, and as a result of, and subsequent to the Separation, and provide for and agree upon other matters relating to Taxes.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE I

DEFINITIONS AND EXAMPLES

Section 1.1 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by or is under common Control with, such first Person.

“Agreement” has the meaning set forth in the preamble hereto.

“Brazilian High Specification Rig Days” means, with respect to a Tax Year, the total number of days during such Tax Year that High Specification Rigs are present in Brazil, provided that (i) any single day in which multiple High Specification Rigs are present will be counted as a number of days equal to the number of such rigs present on such day and (ii) any High Specification Rig that is present in Brazil on any day in which services are being provided with respect to such rig pursuant to the Brazilian Services Agreement will, solely for purposes of this definition, not be treated as a High Specification Rig on such day. For this purpose, a rig shall be treated as “present in Brazil” beginning on the record date of importation of such rig for Brazilian customs purposes and shall cease to be so treated on the record date of exportation of such rig for Brazilian customs purposes.

“Brazilian Services Agreement” means that certain Transition Services Agreement, dated the date hereof, entered into among Paragon Offshore do Brasil Limitada, Paragon Offshore (Nederland) B.V., Paragon, Noble Corporation, Noble Dave Beard Limited, and Noble Drilling (Nederland) II B.V. in connection with the Separation.

“Brazilian Standard Specification Rig Days” means, with respect to a Tax Year, the total number of days during such Tax Year that Standard Specification Rigs are present in Brazil, provided that (i) any single day in which multiple Standard Specification Rigs are present will be counted as a number of days equal to the number of such rigs present on such day and (ii) any High Specification Rig that is present in Brazil on any day in which services are being provided with respect to such rig pursuant to the Brazilian Services Agreement will, solely for purposes of this definition, be treated as a Standard Specification Rig on such day. For this purpose, a rig shall be treated as “present in Brazil” beginning on the record date of importation of such rig for Brazilian customs purposes and shall cease to be so treated on the record date of exportation of such rig for Brazilian customs purposes.

“Business” means the Noble Business or the Paragon Business, as the context requires.

“Business Day” means a day other than a Saturday, a Sunday or a day on which banking institutions located in London, England, are authorized or obligated by applicable law or executive order to close.

“Code” has the meaning set forth in the recitals hereto.

“Control” means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through ownership of securities or partnership, membership, limited liability company or other ownership interests, by contract or otherwise. “Controlled” has a meaning correlative to the foregoing.

“Controlling Party” means the Party that has primary responsibility, control and discretion in handling, settling or conducting a Tax Contest pursuant to Section 5.2.

“Due Date” has the meaning set forth in Section 4.8.

“Effective Date” means the date recited above on which the parties entered into this Agreement.

“Governmental Authority” shall mean any U.S. federal, state, local or non-U.S. court, government (or political subdivision thereof), department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

“Group” means the Noble Group or the Paragon Group, as the context requires.

“High Specification Rigs” means those drilling rigs owned or leased by Noble Group or Paragon Group that are not Standard Specification Rigs.

“IRS” means the Internal Revenue Service.

“IRS Submission” means the Ruling Request and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining the Rulings.

“Joint Return” means any Tax Return that includes Tax Items attributable to both the Noble Business and the Paragon Business; provided, however, that (i) Tax Items carried forward from a Tax Year beginning on or before the Spin-off Date to a Tax Year beginning after the Spin-off Date and (ii) Tax Items described in Section 2.3(i) shall be ignored for purposes of this determination.

“Master Separation Agreement” means that certain Master Separation Agreement, dated the date hereof, entered into between Noble and Paragon in connection with the Separation.

“Noble” has the meaning set forth in the preamble hereto.

“Noble Business” has the meaning set forth in Section 1.1 of the Master Separation Agreement.

“Noble Group” means Noble and each Subsidiary of Noble (but only while such Subsidiary is a Subsidiary of Noble) other than any Person that is a member of the Paragon Group.

“Noble Taxes” has the meaning set forth in Section 2.1(a).

“Non-Controlling Party” means the Party that does not have primary responsibility, control and discretion in handling, settling or conducting a Tax Contest pursuant to Section 5.2.

“Non-Preparer” means the Party that is not responsible for the preparation and filing of a Joint Return or a Separate Return, as applicable, pursuant to Section 3.1 and Section 3.2.

“Paragon” has the meaning set forth in the preamble hereto.

“Paragon Business” has the meaning set forth in Section 1.1 of the Master Separation Agreement.

“Paragon Group” means (i) with respect to any Pre-Spin Period, Paragon and each other Subsidiary of Noble that is (or will be) a Subsidiary of Paragon on the Spin-off Date and (ii) with respect to any Post-Spin Period, Paragon and each Subsidiary of Paragon (but only while such Subsidiary is a Subsidiary of Paragon).

“Paragon Taxes” has the meaning set forth in Section 2.2(a).

“Party” has the meaning set forth in the preamble hereto.

“Payment Date” means (i) with respect to any U.S. federal income tax return, any of (A) the due date for any required installment of estimated taxes determined under Section 6655 of the Code, (B) the due date (determined without regard to extensions) for filing the return determined under Section 6072 of the Code, or (C) the date the return is filed, as applicable, and (ii) with respect to any other Tax Return, any of the corresponding dates determined under the applicable Tax Law.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, a union, an unincorporated organization or a governmental entity or any department, agency or political subdivision thereof.

“Post-Spin Period” means any Tax Year (or portion thereof) beginning after the Spin-off Date.

“Pre-Spin Period” means any Tax Year (or portion thereof) ending on or before the Spin-off Date.

“Preparer” means the Party that is responsible for the preparation and filing of a Joint Return or a Separate Return, as applicable, pursuant to Section 3.1 or Section 3.2.

“Prime Rate” means the fluctuating commercial loan rate announced by JPMorgan Chase Bank, National Association from time to time at its New York, NY office as its prime rate or base rate for U.S. Dollar loans in the United States of America in effect on the date of determination.

“Related Separation Transactions” means the transactions described in Schedule 1.1.

“Requesting Party” has the meaning set forth in Section 6.4.

“Rulings” mean (i) PLR-128740-13 issued to Noble and dated October 21, 2013, and (ii) PLR-128741-13, issued to Noble Holding (U.S.) Corporation and dated October 21, 2013.

“Ruling Request” means Noble’s and Noble Holding (U.S.) Corporation’s request for substantially identical rulings filed with the IRS, dated June 24, 2013 (which incorporates prior submissions dated January 23, 2013, March 8, 2013, May 3, 2013, and May 29, 2013), as supplemented on July 11, 2013, and October 18, 2013 (in each case, including all appendices, schedules, attachments, and exhibits thereto), and additional related email correspondence with the IRS.

“Separate Return” means any Tax Return that is not a Joint Return.

“Separation” has the meaning set forth in the recitals hereto.

“Spin-off” has the meaning set forth in the recitals hereto.

“Spin-off Date” means the date on which the Spin-off occurs.

“Standard Specification Rigs” means the drilling rigs set forth on Schedule 1.1(c) of the Master Separation Agreement.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, joint venture or other organization, whether incorporated or unincorporated, of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such specified Person or by any one or more of its Subsidiaries, or by such specified Person and one or more of its Subsidiaries.

“Supplemental IRS Submission” means any request for a Supplemental Ruling, each supplemental submission and any other correspondence or supplemental materials submitted to the IRS in connection with obtaining any Supplemental Ruling.

“Supplemental Ruling” means any private letter ruling obtained by Noble or Paragon from the IRS which supplements or otherwise modifies the Rulings.

“Supplemental Tax Opinion” means, with respect to a specified action, an opinion (other than the Tax Opinion) from Tax Counsel to the effect that (subject to any customary assumptions, qualifications, and limitations set forth therein), (i) such action will not preclude the Spin-off from qualifying as a Tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to Noble and its shareholders (except with respect to cash received in lieu of fractional shares) and (ii) any Tax imposed on any part of the Related Separation Transactions will not be increased.

“Tax” or “Taxes” means any income, gross income, gross receipts, profits, capital stock, franchise, withholding, payroll, social security, workers compensation, unemployment, disability, property, ad valorem, stamp, excise, severance, occupation, service, sales, use, license, lease, transfer, import, export, value added, alternative minimum, estimated or other similar tax (including any fee, assessment or other charge in the nature of or in lieu of any tax) imposed by any Governmental Authority and any interest, penalties, additions to tax or additional amounts in respect of the foregoing.

“Tax Authority” means, with respect to any Tax, the Governmental Authority that imposes such Tax, and the Governmental Authority (if any) charged with the assessment, determination or collection of such Tax for such Governmental Authority.

“Tax Benefit” means any credit, deduction or other attribute that may have the effect of decreasing any Tax.

“Tax Contest” means an audit, review, examination or any other administrative or judicial proceeding with the purpose or effect of redetermining or recovering Taxes of any member of either Group (including any administrative or judicial review of any claim for refund).

“Tax Counsel” means (i) with respect to the Tax Opinion, Baker Botts L.L.P. or (ii) with respect to a Supplemental Tax Opinion, a nationally recognized law firm or accounting firm designated by the Party to whom such opinion is delivered.

“Tax Detriment” means any income, gain or other attribute that may have the effect of increasing any Tax.

“Tax Item” means any Tax Benefit or Tax Detriment.

“Tax Law” means the law of any Governmental Authority and any controlling judicial or administrative interpretations of such law, relating to any Tax.

“Tax Materials” means (i) the Rulings, (ii) each IRS Submission, (iii) the representation letters delivered to Tax Counsel in connection with the delivery of the Tax Opinion or Supplemental Tax Opinion, and (iv) any other materials delivered or deliverable by Noble, Paragon and others in connection with the rendering by Tax Counsel of the Tax Opinion or Supplemental Tax Opinion or the issuance by the IRS of the Rulings or any Supplemental Ruling.

“Tax Opinion” means the opinion to be delivered by Tax Counsel to Noble in connection with the Spin-off and Related Separation Transactions substantially to the effect that (subject to the assumptions, qualifications and limitations set forth therein) for U.S. federal income tax purposes (i) the Spin-off will qualify as a Tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to Noble, its shareholders (except with respect to cash received in lieu of fractional shares), and Paragon and (ii) certain Related Separation Transactions will be Tax-free to the parties involved.

“Tax Records” means Tax Returns, Tax Return work papers, documentation relating to any Tax Contests and any other books of account or records required to be maintained under applicable Tax Laws (including but not limited to Section 6001 of the Code) or under any record retention agreement with any Tax Authority.

“Tax Return” means any report of Taxes due (including estimated Taxes), any claims for refund of Taxes paid, any information return with respect to Taxes, or any other similar report, statement, declaration or document required to be filed (by paper, electronically or otherwise) under any applicable Tax Law, including any attachments, exhibits or other materials submitted with any of the foregoing, and including any amendments or supplements to any of the foregoing.

“Tax Year” means, with respect to any Tax, the year, or other period, if applicable, for which the Tax is reported as provided under applicable Tax Law.

“Treasury Regulations” means the regulations promulgated from time to time under the Code as in effect for the relevant Tax Year.

Section 1.2 Examples. The operation of various provisions of this Agreement is illustrated by examples in Schedule 1.2 hereto, and this Agreement shall be interpreted in accordance with such examples.

ARTICLE II

TAX LIABILITIES AND TAX BENEFITS

Except as otherwise provided in Section 5.1 (Notices) and Article VI (Assistance and Cooperation), the Parties shall be liable for and indemnify each other against Taxes and reimburse each other for the use of Tax Benefits as prescribed in this Article II and shall make payments with respect to such Taxes and Tax Benefits in accordance with Article IV (Tax Payments).

Section 2.1 Noble Taxes.

(a) Liability for Taxes. For any Tax Year (or portion thereof), Noble shall be liable for and indemnify the Paragon Group against Noble’s allocable portion of Taxes imposed on the Noble Group and the Paragon Group (“Noble Taxes”). Such portion shall be determined by taking into account the following Tax Items on a pro forma stand-alone basis (as determined pursuant to Section 2.4(a)):

(i) Tax Detriments resulting from the Spin-off or the Related Separation Transactions, except to the extent that such Tax Detriments are directly attributable to Paragon’s breach of any covenant or representation under Article VII,

(ii) Tax Benefits resulting from the Spin-off or the Related Separation Transactions,

(iii) Tax Detriments (other than Tax Detriments resulting from the Spin-off or the Related Separation Transactions) arising from the operation or ownership of the Noble Business,

(iv) Tax Benefits (other than Tax Benefits resulting from the Spin-off or the Related Separation Transactions) arising from the operation or ownership of the Noble Business, and

(v) Tax Benefits (other than Tax Benefits resulting from the Spin-off or the Related Separation Transactions) arising from the operation or ownership of the Paragon Business, but only to the extent such Tax Benefits are not taken into account in calculating Paragon Taxes under Section 2.2(a)(iii).

(b) Payment for Paragon Tax Benefits. Noble shall pay Paragon for any Tax Benefit that is taken into account in calculating Noble Taxes pursuant to Section 2.1(a)(v); provided, however, that payment for any such Tax Benefit arising in a Pre-Spin Period and utilized in a Tax Year beginning before the Spin-off Date shall be required only if the creation or use of such Tax Benefit results from a Tax Contest resolved after the Spin-off Date.

Section 2.2 Paragon Taxes.

(a) Liability for Taxes. For any Tax Year (or portion thereof), Paragon shall be liable for and indemnify the Noble Group against Paragon’s allocable portion of Taxes imposed on the Noble Group and the Paragon Group (“Paragon Taxes”). Such portion shall be determined by taking into account the following Tax Items on a pro forma stand-alone basis (as determined pursuant to Section 2.4(a)):

(i) Tax Detriments resulting from the Spin-off or the Related Separation Transactions to the extent that such Tax Detriments are directly attributable to Paragon’s breach of any covenant or representation under Article VII,

(ii) Tax Detriments (other than Tax Detriments resulting from the Spin-off or the Related Separation Transactions) arising from the operation or ownership of the Paragon Business,

(iii) Tax Benefits (other than Tax Benefits resulting from the Spin-off or the Related Separation Transactions) arising from the operation or ownership of the Paragon Business, and

(iv) Tax Benefits (other than Tax Benefits resulting from the Spin-off or the Related Separation Transactions) arising from the operation or ownership of the Noble Business, but only to the extent such Tax Benefits are not taken into account in calculating Noble Taxes under Section 2.1(a)(iv).

(b) Payment for Noble Tax Benefits. Paragon shall pay Noble for any Tax Benefit that is taken into account in calculating Paragon Taxes pursuant to Section 2.2(a)(iv); provided, however, that payment for any such Tax Benefit arising in a Pre-Spin Period and utilized in a Tax Year beginning before the Spin-off Date shall be required only if the creation or use of such Tax Benefit results from a Tax Contest resolved after the Spin-off Date.

Section 2.3 Rules for Determining from which Business a Tax Item Arises. For purposes of Article II, the following rules shall apply to determine from which Business a Tax Item arises:

(a) General Rule. Except to the extent otherwise provided in this Section 2.3, Tax Items shall be deemed to arise from the operation or ownership of the Business to which such items are most closely related.

(b) Brazil. Tax Items related to Taxes imposed by a Tax Authority in Brazil for a Tax Year shall be deemed to arise from the operation or ownership of the Noble Business and the Paragon Business in the same proportion as the number of Brazilian High Specification Rig Days bears to the number of Brazilian Standard Specification Rig Days, respectively, for such Tax Year. For the avoidance of doubt, the Parties agree that the allocation of Tax Benefits set forth on Schedule 2.3(b) is consistent with this Section 2.3(b).

(c) Mexico. Tax Items related to Taxes imposed on any member of the Noble Group or the Paragon Group (other than Paragon Offshore Contracting GmbH or Noble Mexico Limited) by any Governmental Authority in Mexico with respect to a Pre-Spin Period shall be deemed to arise from the operation or ownership of the Paragon Business; provided, however, that any Taxes resulting from the restructuring or dissolution of any Person listed on Schedule 2.3(c) shall be deemed to arise from the operation or ownership of the Noble Business.

(d) Norway. Net operating losses incurred by Paragon Offshore Drilling AS, Paragon Offshore AS, or Paragon Seillean AS during a Pre-Spin Period shall be deemed to arise from the operation or ownership of the Paragon Business, provided, however, that any such net operating losses shall be deemed to arise from the operation or ownership of the Noble Business to the extent such losses are used to offset any deferred gains arising in Norway from the operation or ownership of the Noble Business.

(e) Netherlands. Tax Items related to Taxes imposed on Noble-Neddrill International Limited by any Governmental Authority in the Netherlands shall be deemed to arise from the operation or ownership of the Paragon Business. Tax Items related to Taxes imposed on Noble Drilling (Nederland) II B.V. and Noble Resources Limited by any Governmental Authority in the Netherlands shall be deemed to arise from the operation or ownership of the Noble Business.

(f) Standard Specification Jurisdictions. Tax Items related to Taxes imposed by any Governmental Authority in Brunei, Cameroon, Congo, Denmark, Gabon, India, Ivory Coast, Labuan, Malaysia, Nigeria, or Qatar with respect to a Pre-Spin Period shall be deemed to arise from the operation or ownership of the Paragon Business.

(g) High Specification Jurisdictions. Tax Items related to Taxes imposed by any Governmental Authority in Argentina, Australia, China, Cyprus, Egypt, Israel, Libya, New Zealand, or Saudi Arabia with respect to a Pre-Spin Period shall be deemed to arise from the operation or ownership of the Noble Business.

(h) Overhead Costs. Tax Items related to overhead costs and expenses that do not directly relate to either Business shall be allocated between the Noble Business and the Paragon Business in a manner that is consistent with the practice of the Groups before the Spin-off Date.

(i) Tax Benefits Arising from Equity Awards. Tax Benefits arising from the vesting or payment of an equity award shall be deemed to arise from the operation or ownership of the Business that received the benefit of the services to which such equity award relates, regardless of whether such equity award is paid in the form of Noble stock, Paragon stock, or other consideration. Schedule 2.3(i) sets forth the allocation of specific equity awards in a manner that the Parties agree is consistent with this Section 2.3(i).

Section 2.4 Special Rules.

(a) Pro Forma Stand-Alone Basis. For purposes of computing Noble Taxes and Paragon Taxes on a pro forma stand-alone basis, Tax Items shall be taken into account:

(i) only to the extent required or allowable under applicable Tax Law on a pro forma stand-alone basis,

(ii) by using all applicable elections, accounting methods, and conventions used on the Tax Return on which such Tax Items are actually reported,

(iii) by applying the average Tax rate on such Tax Return, provided, however, if any category of Tax Items is subject to a different rate of Tax than other categories of Tax Items on such Tax Return, the average Tax rate applicable to such category of Tax Items reported on the Tax Return shall apply with respect to such Tax Items, and

(iv) by treating Tax Benefits as used in the order specified under applicable Tax Law or, to the extent that such Tax Law does not specify the order of use, used pro rata.

(b) Allocation in Straddle Periods. For purposes of Section 2.1(b) and Section 2.2(b), Tax Benefits arising during any Tax Year that begins on or before and ends after the Spin-off Date shall be treated as arising during the Pre-Spin Period or the Post-Spin Period based on an interim closing of the books as of and including the day of the Spin-off Date. Notwithstanding the foregoing, Tax Items attributable to any such Tax Year that are calculated on an annualized basis (including depreciation, amortization and depletion deductions) shall be apportioned between the Pre-Spin Period and the Post-Spin Period on a daily pro rata basis.

(c) Differences between Taxes Shown on Joint Return and Taxes Computed on a Pro Forma Stand-Alone Basis. If, without regard to this Section 2.4(c), the sum of Noble Taxes and Paragon Taxes relating to a Joint Return is different from the amount of Tax shown on such Joint Return, then the Tax shown on such Joint Return shall be allocated between the Parties in the same proportion as the amount of Noble Taxes or Paragon Taxes, as appropriate, bears to the sum of Noble Taxes and Paragon Taxes relating to such Joint Return.

ARTICLE III

PREPARATION AND FILING OF TAX RETURNS

Section 3.1 Joint Returns.

(a) Preparer of Joint Returns. Noble shall be responsible for preparing and timely filing (or causing to be prepared and filed) all Joint Returns required to be filed under applicable Tax Law by a member of the Noble Group. Paragon shall be responsible for preparing and timely filing (or causing to be prepared and filed) all Joint Returns required to be filed under applicable Tax Law by a member of the Paragon Group.

(b) Procedures Governing Joint Returns. The Preparer shall make any Joint Return, or relevant portion thereof, available to the Non-Preparer within a reasonable time period before the Joint Return is due, taking into account any extensions that the Preparer files, and shall consider in good faith any comments on such Tax Return that are provided in writing by the Non-Preparer, which comments shall be provided within a reasonable time period after such Tax Return is made available to the Non-Preparer. Furthermore, with respect to any Joint Return, the Preparer shall not take (and shall cause the members of the Preparer’s Group not to take) any position that it knows, or reasonably should know, is inconsistent with the past practice of the Groups.

Section 3.2 Separate Returns.

(a) Preparer of Separate Returns—General Rule. Except as provided in Section 3.2(b), Noble shall be responsible for preparing and timely filing (or causing to be prepared and filed) all Separate Returns that include Tax Items attributable to the Noble Business. Paragon shall be responsible for preparing and timely filing (or causing to be prepared and filed) all Separate Returns that include Tax Items attributable to the Paragon Business. For purposes of this Section 3.2(a), (i) Tax Items carried forward from a Tax Year beginning on or before the Spin-off Date to a Tax Year beginning after the Spin-off Date and (ii) Tax Items described in Section 2.3(i) shall be ignored.

(b) Special Rule for Certain Mexican Returns. Noble shall have full control over the filing of any Separate Returns to the extent related to Mexican tax receivables described in Section 4.3.

Section 3.3 Special Rules Relating to the Preparation of Tax Returns.

(a) General Rule. Except as otherwise provided in this Agreement, the Party responsible for filing (or causing to be filed) a Tax Return pursuant to Section 3.1 or Section 3.2 shall have the exclusive right, in its sole discretion, with respect to such Tax Return to determine (i) the manner in which such Tax Return shall be prepared and filed, including the elections, methods of accounting, positions, conventions and principles of taxation to be used, and the manner in which any Tax Item shall be reported, (ii) whether any extensions may be requested, (iii) whether an amended Tax Return shall be filed, (iv) whether any claims for refund shall be made, (v) whether any refunds shall be paid by way of refund or credited against any liability for the related Tax and (vi) whether to retain outside firms to prepare or review such Tax Return.

(b) Paragon Returns. With respect to any Separate Return Paragon is obligated to file pursuant to Section 3.2, Paragon shall not take (and shall cause the members of the Paragon Group not to take) any position that it knows, or reasonably should know, would adversely affect any member of the Noble Group. Furthermore, with respect to any such Separate Return, Paragon shall not take (and shall cause the members of the Paragon Group not to take) any position that it knows, or reasonably should know, is inconsistent with the past practice of the Noble Group or the Paragon Group.

(c) Reimbursement for Costs Incurred by Preparer. The Non-Preparer of a given Tax Return may request that the Preparer amend such Tax Return for the benefit of the Non-Preparer. If the Preparer agrees, in its sole discretion, to amend such Tax Return, the Preparer shall be entitled to reimbursement from the Non-Preparer for any reasonable third-party costs that are attributable to the Non-Preparer’s request, to the extent those costs exceed $50,000.

(d) Allocation of Tax Items Between Joint Return and Related Separate Return. Notwithstanding Section 3.3(a), if Tax Items are allocated between a Joint Return and any related Separate Return, then the Preparer of such Separate Return shall (and shall cause the members of its Group to) file the related Separate Return in a manner that is consistent with the reporting of such Tax Items on the Joint Return.

(e) Standard of Performance. The Parties shall prepare (or cause to be prepared) Joint Returns with the same general degree of care used in preparing Separate Returns.

Section 3.4 Financial Accounting Reports. With respect to Tax Items that are reflected on Noble’s financial accounting books, Paragon shall not prepare its financial accounting books in a manner that is inconsistent with Noble’s reporting of such Tax Items.

ARTICLE IV

TAX PAYMENTS

Section 4.1 Payment of Taxes to Tax Authorities. Noble shall be responsible for remitting (or causing to be remitted) to the proper Tax Authority all Tax shown (including Taxes for which Paragon is wholly or partially liable pursuant to Section 2.2) on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1 or Section 3.2, and Paragon shall be responsible for remitting (or causing to be remitted) to the proper Tax Authority all Tax shown (including Taxes for which Noble is wholly or partially liable pursuant to Section 2.2) on any Tax Return for which it is responsible for the preparation and filing pursuant to Section 3.1 or Section 3.2.

Section 4.2 Indemnification Payments.

(a) Tax Payments Made by the Paragon Group. If any member of the Paragon Group remits a payment to a Tax Authority for Taxes for which Noble is wholly or partially liable under this Agreement, Noble shall remit the amount for which it is liable to Paragon within 30 Business Days after receiving written notification requesting such amount.

(b) Tax Payments Made by the Noble Group. If any member of the Noble Group remits a payment to a Tax Authority for Taxes for which Paragon is wholly or partially liable under this Agreement, Paragon shall remit the amount for which it is liable to Noble within 30 Business Days after receiving written notification requesting such amount.

(c) Credit for Prior Deemed Tax Payments. For purposes of Section 4.2, (i) the portion of Taxes paid by the Noble Group to a Tax Authority for which Paragon is wholly or partially liable and (ii) the portion of Taxes paid by the Paragon Group to a Tax Authority for which Noble is wholly or partially liable will be determined by assuming that Paragon and Noble, as appropriate, previously paid the amounts specified in Schedule 4.2(c) with respect to Taxes.

(d) Payments for Tax Benefits.

(i) If a member of the Noble Group uses a Tax Benefit for which Paragon is entitled to reimbursement pursuant to Section 2.1(b), Noble shall pay to Paragon, within 30 Business Days following the use of such Tax Benefit, an amount equal to the deemed value of such Tax Benefit, as determined in Section 4.2(d)(iv).

(ii) If a member of the Paragon Group uses a Tax Benefit for which Noble is entitled to reimbursement pursuant to Section 2.2(b), Paragon shall pay to Noble, within 30 Business Days following the use of such Tax Benefit, an amount equal to the deemed value of such Tax Benefit, as determined in Section 4.2(d)(iv).

(iii) For purposes of this Agreement, a Tax Benefit will be considered used (A) in the case of a Tax Benefit that generates a Tax refund, at the time such Tax refund is received and (B) in all other cases, at the time the Tax Return is filed with respect to such Tax Benefit or, if no Tax Return is filed, at the time the Tax would have been due in the absence of such Tax Benefit.

(iv) The deemed value of any such Tax Benefit will be (A) in the case of a Tax credit, the amount of such credit or (B) in the case of a Tax deduction, an amount equal to the product of (1) the amount of such deduction and (2) the highest statutory rate applicable under Section 11 of the Code or other applicable rate under state, local or foreign law, as appropriate.

Section 4.3 Special Rule for Payment of Certain Mexican Tax Receivables. Notwithstanding any other provision of this Agreement, Paragon shall pay to Noble any amounts received from (or utilized as an offset or credit against Taxes imposed by) any Tax Authority in Mexico that relate to the aggregate tax receivables found on the statutory books of the Persons listed in Schedule 4.3 as of June 30, 2014.

Section 4.4 Special Rule for 2013 Brazilian Taxes and Refunds. Notwithstanding any other provision of this Agreement, any additional Tax due to any Tax Authority in Brazil with respect to the 2013 Tax Year shall be the responsibility of Paragon, and

Paragon shall reimburse Noble for any such Taxes paid by the Noble Group to any Tax Authority in Brazil. Likewise, and notwithstanding any other provision of this Agreement, Paragon shall be entitled to any refund of Taxes previously paid by the Noble Group or the Paragon Group to any Tax Authority in Brazil with respect to the 2013 Tax Year, and Noble shall remit to Paragon any such refund received by the Noble Group.

Section 4.5 Special Rule for Brazilian Judicial Deposit. Notwithstanding any other provision in the Agreement, Paragon shall pay to Noble any amounts, including accrued interest, arising out of lawsuit number 0018408-55.2009.4.02.5101 filed before the 15th Federal Court of Rio de Janeiro against the Principal of Itaguai Port Customs Office in Brazil that relate to the guarantee deposit for the Noble Dave Beard. Any such payment by Paragon shall be net of any Brazilian tax expense related to the interest income (on the Judicial Deposit), so that Paragon is made whole for the interest income.

Section 4.6 Special Rule for U.S. Refunds. Notwithstanding any other provision of this Agreement, Noble shall be entitled to any refund of Taxes previously paid by the Noble Group or the Paragon Group to any Tax Authority in the United States to the extent such refund arises as the result of the payment of additional Taxes in Mexico for Tax Years 2002 through 2006 under Mexico’s amnesty program.

Section 4.7 Initial Determinations and Subsequent Adjustments. The initial determination of the amount of any payment that one Party is required to make to another under this Agreement shall be made on the basis of the Tax Return as filed, or, if the Tax to which the payment relates is not reported in a Tax Return, on the basis of the amount of Tax initially paid to the Tax Authority. The amounts paid under this Agreement will be redetermined, and additional payments relating to such redetermination will be made, as appropriate, if as a result of an audit by a Tax Authority, an amended Tax Return, an actual or deemed payment under Section 4.2 in excess of the amounts owed thereunder, or for any other reason (i) additional Taxes to which such redetermination relates are subsequently paid, (ii) a refund of such Taxes is received, (iii) the Group to which a Tax Item is allocated changes or (iv) the amount or character of any Tax Item is adjusted or redetermined. Each payment required by the immediately preceding sentence (i) as a result of a payment of additional Taxes will be due 30 Business Days after the date on which the additional Taxes were paid, (ii) as a result of the receipt of a refund will be due 30 Business Days after the refund was received, (iii) as a result of a change in the allocation of a Tax Item will be due 30 Business Days after the date on which the final action resulting in such change is taken by a Tax Authority or either Party or any member of its Group or (iv) as a result of an adjustment or redetermination of the amount or character of a Tax Item will be due 30 Business Days after the date on which the final action resulting in such adjustment or redetermination is taken by a Tax Authority or either Party or any member of its Group. If a payment is made as a result of an audit by a Tax Authority which does not conclude the matter, further adjusting payments will be made, as appropriate, to reflect the outcome of subsequent administrative or judicial proceedings.

Section 4.8 Interest on Late Payments. Payments pursuant to this Agreement that are not made by the date prescribed in this Agreement or, if no such date is prescribed, within 30 Business Days after written demand for payment is made (the “Due Date”) shall bear interest for the period from and including the date immediately following the Due Date through and including the date of payment at a per annum rate fixed at the Prime Rate plus 2% per annum, subject to any maximum amount permitted by applicable Law, on the Due Date (or, if the Due Date is not a business day, as of 11:00 a.m. New York, NY time on the first business day following the Due Date). Such rate shall be redetermined at the beginning of each calendar quarter following such Due Date. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.

Section 4.9 Payments by or to Other Group Members. When appropriate under the circumstances to reflect the underlying liability for a Tax or entitlement to a Tax refund or Tax Benefit, a payment which is required to be made by or to Noble or Paragon may be made by or to another member of the Noble Group or the Paragon Group, as appropriate, but nothing in this Section 4.9 shall relieve Noble or Paragon of its obligations under this Agreement.

Section 4.10 Procedural Matters. Any written notice for indemnification delivered to the indemnifying Party in accordance with Section 8.4 shall state the amount due and owing together with a schedule calculating in reasonable detail such amount (and shall include any relevant Tax Records, statement, bill or invoice related to such Taxes, costs, expenses or other amounts due and owing). All payments required to be made by one Party to the other Party pursuant to this Article IV shall be made in U.S. Dollars by electronic, same day wire transfer. Payments shall be deemed made when received. If the indemnifying Party fails to make a payment to the indemnified Party within the time period set forth in this Article IV, the indemnifying Party shall pay to the indemnified Party, in addition to interest that accrues pursuant to Section 4.8, any costs or expenses incurred by the indemnified Party to secure such payment or to satisfy the indemnifying Party’s portion of the obligation giving rise to the indemnification payment.

Section 4.11 Tax Consequences of Payments. For all Tax purposes and to the extent permitted by applicable Tax Law, the Parties shall characterize any payment made pursuant to this Agreement in the same manner as if such payment were a capital contribution by Noble to Paragon or a distribution by Paragon to Noble, as the case may be, immediately prior to the Spin-off Date. If any such payment (or portion thereof) causes, directly or indirectly, an increase in the Taxes owed by the recipient (or any of the members of its Group) under one or more applicable Tax Laws through withholding or otherwise, the payor’s payment obligation (or portion thereof) under this Agreement shall be grossed up to take into account any additional Taxes that may be owed by the recipient (or any of the members of its Group) as a result of such payment. In the event that a Tax Authority asserts that Noble’s or Paragon’s treatment of a payment pursuant to this Agreement should be other than as required pursuant to this Section 4.11, Noble or Paragon, as appropriate, shall use its commercially reasonable efforts to contest such assertion.

ARTICLE V

TAX CONTESTS

Section 5.1 Notices. Each Party shall provide prompt notice to the other Party of any pending or threatened Tax Contest of which it becomes aware relating to (i) Taxes for which it may be indemnified by the other Party hereunder, (ii) the qualification of the Spin-off as a Tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to Noble, its shareholders (except with respect to cash received in lieu of fractional shares), and Paragon, or (iii) any change in the Tax treatment of the Related Separation Transactions. Such notice shall contain factual information (to the extent known by the notifying Party or its agents or representatives) describing any asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice and other documents received from any Tax Authority in respect of any such matters. If (i) an indemnified Party has knowledge of an asserted Tax liability with respect to a matter for which it is to be indemnified hereunder, (ii) such Party fails to give the indemnifying Party prompt notice of such asserted Tax liability, and (iii) the indemnifying Party has the right, pursuant to Section 5.2, to control the Tax Contest relating to such Tax liability, then (A) if the indemnifying Party is precluded from contesting the asserted Tax liability as a result of the failure to give prompt notice, the indemnifying Party shall have no obligation to indemnify the indemnified Party for any Taxes arising out of such asserted Tax liability and (B) if the indemnifying Party is not precluded from contesting the asserted Tax liability, but such failure to give prompt notice results in a monetary detriment to the indemnifying Party, then any amount which the indemnifying Party is otherwise required to pay the indemnified Party pursuant to this Agreement shall be reduced by the amount of such detriment.

Section 5.2 Control of Tax Contests.

(a) General Rule. Except as otherwise provided in this Section 5.2, the Preparer of any Tax Return shall be the Controlling Party with respect to any Tax Contest involving a Tax reported on such Tax Return.

(b) Tax Contests Involving Certain Taxes Reported on a Joint Return. The Non-Preparer shall be the Controlling Party with respect to that portion of any Tax Contest involving a Tax or Tax Benefit reported on a Joint Return where the Non-Preparer is liable for such Tax or entitled to reimbursement for such Tax Benefit under this Agreement and such Tax or Tax Benefit is separable from all other Taxes or Tax Benefits reported on such Joint Return; provided, however, that Noble shall be the Controlling Party with respect to any Tax Contest involving Separation Tax Items.

(c) Tax Contests Involving Taxes Reported on Certain Brazilian Tax Returns. The Parties shall use all commercially reasonable means to mitigate the assessment of Taxes by any Tax Authority in Brazil and shall share all reasonable third-party costs that are attributable to such mitigation in the same proportion as the number of Brazilian High Specification Rig Days bears to the number of Brazilian Standard Specification Rig Days, respectively, for such Tax Year.

(d) Tax Contests Involving Mexican Tax Receivables. Noble shall be the Controlling Party with respect to any Tax Contest to the extent related to Mexican tax receivables described in Section 4.3. Noble shall reimburse Paragon for any reasonable third-party costs incurred by the Paragon Group in connection with such contest.

(e) Non-Controlling Party Participation Rights. With respect to any Tax Contest involving a Tax for which the Non-Controlling Party may be liable, or a Tax Benefit to which the Non-Controlling Party may be entitled to reimbursement under this Agreement, (i) the Non-Controlling Party shall, at its own cost and expense, be entitled to participate in such Tax Contest, (ii) the Controlling Party shall keep the Non-Controlling Party reasonably informed and consult in good faith with the Non-Controlling Party and its Tax advisors with respect to any issue relating to such Tax Contest, (iii) the Controlling Party shall provide the Non-Controlling Party with copies of all correspondence, notices and other written materials received from any Tax Authority and shall otherwise keep the Non-Controlling Party and its Tax advisors advised of significant developments in the Tax Contest and of significant communications involving representatives of the Tax Authority, (iv) the Non-Controlling Party may request that the Controlling Party take a position in respect of such Tax Contest, and the Controlling Party shall do so provided that (A) there exists substantial authority for such position (within the meaning of the accuracy-related penalty provisions of Section 6662 of the Code), (B) the adoption of such position would not reasonably be expected to increase the Taxes for which the Controlling Party is liable, or decrease the Tax Benefit for which it is entitled to reimbursement, under this Agreement (unless the Non-Controlling Party agrees to indemnify and hold harmless the Controlling Party from such increase in Taxes or reduction in Tax Benefits), and (C) the Non-Controlling Party agrees to reimburse the Controlling Party for any reasonable third-party costs that are attributable to the Non-Controlling Party’s request, to the extent those costs exceed $50,000, (v) the Controlling Party shall provide the Non-Controlling Party with a copy of any written submission to be sent to a Taxing Authority prior to the submission thereof and shall give good faith consideration to any comments or suggested revisions that the Non-Controlling Party or its Tax advisors may have with respect thereto, and (vi) there will be no settlement, resolution or closing or other agreement with respect thereto without the consent of the Non-Controlling Party, which consent shall not be unreasonably withheld or delayed.

ARTICLE VI

ASSISTANCE AND COOPERATION

Section 6.1 Provision of Information.

(a) Information with Respect to Joint Returns. At the written request of the Preparer, the Non-Preparer shall provide the Preparer with (A) all Tax Records or other information then in the possession of the Non-Preparer’s Group that are reasonably necessary for the Preparer to properly and timely file all Joint Returns and (B) to the extent applicable Tax Law permits Tax Items allocable to the Non-Preparer pursuant to Article II to be taken into account separately from Tax Items allocable to the Preparer pursuant to Article II, pro forma portions of such Joint Returns, prepared in a format reasonably acceptable to the Preparer and which include only Tax Items allocable to the Non-Preparer pursuant to Article II. The Non-Preparer shall provide the materials described in subclauses (A) and (B) of the preceding sentence no later than thirty days after the date of the Preparer’s written request. However, if the Preparer requests any such information within the thirty day period ending on the due date of such Joint Return, taking into account applicable extensions, the Non-Preparer shall provide such information as soon as commercially reasonable. If the Non-Preparer fails to provide such materials within the time period described in this Section 6.1 and in the form reasonably requested by the Preparer to permit the timely filing of any Joint Return, then, notwithstanding any other provision of this Agreement, the Non-Preparer shall be liable for, and shall indemnify and hold harmless each member of the Preparer’s Group from and against, any penalties, interest or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of any resulting delay in filing such return, to the extent such penalties, interest or additional amounts in respect of Taxes are directly attributable to the delay in providing such information. If the Non-Preparer provides such materials within the time period described in this Section 6.1(a) in the form reasonably requested by the Preparer to permit the timely filing of a Joint Return, then, notwithstanding any other provision of this Agreement, the Preparer shall be liable for, and shall indemnify and hold harmless each member of the Non-Preparer’s Group from and against, any penalties, interest or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of any delay in filing such return.

(b) Information with Respect Tax Payments. At the written request of the Preparer, the Non-Preparer shall provide the Preparer with all Tax Records or other information then in the possession of the Non-Preparer’s Group that the Preparer reasonably requests in order to determine the amount of Taxes due on any Payment Date with respect to a Joint Return. The Non-Preparer shall provide such information no later than thirty days from the date of the Preparer’s written request. However, if the Preparer requests any such information within the thirty day period ending on the Payment Date, the Non-Preparer shall provide such information as soon as commercially reasonable. If the Non-Preparer fails to provide such information within the time period described in this Section 6.1(b) and in the form reasonably requested by the Preparer to permit the timely payment of such Taxes, the indemnification principles of Section 6.1(a) shall apply with respect to any penalties, interest or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of any resulting delay in paying such Taxes, to the extent such penalties, interest, or additional amounts in respect of Taxes are directly attributable to the delay in providing such information.

(c) Information with Respect to Separate Returns. At the written request of the Preparer, the Non-Preparer shall provide the Preparer with all Tax Records or other information then in the possession of the Non-Preparer’s Group that the Preparer reasonably requests in order to properly and timely file all Separate Returns for which the Preparer is responsible pursuant to Section 3.2. Such information shall be provided within the time period prescribed by Section 6.1(a) for the provision of information for Joint Returns. If the Non-Preparer fails to provide such information within the time period described in Section 6.1(a) and in the form reasonably requested by the Preparer to permit the timely filing of a Separate Return, the indemnification principles of Section 6.1(a) shall apply with respect to any penalties, interest or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of any resulting delay in filing such return, to the extent such penalties, interest, or additional amounts in respect of Taxes are directly attributable to the delay in providing such information.

(d) Information with Respect to Tax Contests. At the written request of the Controlling Party, the Non-Controlling Party shall provide the Controlling Party with all Tax Records or other information then in the possession of the Non-Controlling Party’s Group that the Controlling Party reasonably requests in order to handle, settle or conduct the Tax Contest.

Section 6.2 Reliance on Exchanged Information. If a member of the Paragon Group supplies Tax Records or other information to a member of the Noble Group, or a member of the Noble Group supplies Tax Records or other information to a member of the Paragon Group, and an officer of the requesting Group member intends to sign a statement or other document under penalties of perjury in reliance upon the accuracy of such Tax Records or other information, then a duly authorized officer of the Group member supplying such Tax Records or other information shall certify, to such officer’s knowledge and belief, the accuracy and completeness of the Tax Records or other information so supplied.

Section 6.3 Provision of Assistance and Cooperation.

(a) Assistance with Respect to Joint Returns. At the written request of the Preparer, the Non-Preparer shall take (and shall cause its Subsidiaries to take), at the Preparer’s own cost and expense, any action (e.g., filing a ruling request with the relevant Tax Authority or executing a limited power of attorney) that is reasonably necessary in order for the Preparer’s Group to prepare, file, amend or take any other action with respect to a Joint Return. If the Non-Preparer fails to take, or cause to be taken, any such requested action, the indemnification principles of Section 6.1(a) shall apply with respect to any penalties, interest, or additional amounts in respect of Taxes (but excluding any Taxes underlying such amounts) assessed against any member of either Group by reason of a failure to take any such requested action, to the extent such penalties, interest, or additional amounts in respect of Taxes are directly attributable to the failure to take such action.

(b) Assistance with Respect to Tax Contests. At the request of the Controlling Party, the Non-Controlling Party shall take (and shall cause its Subsidiaries to take) any action (e.g., executing a limited power of attorney) that is reasonably necessary in order for the Controlling Party’s Group to handle, settle or conduct the Tax Contest. Each Party shall assist the other Party in taking (or causing to be taken) any remedial actions that are necessary or desirable to minimize the effects of any adjustment made by a Tax Authority. The Controlling Party shall reimburse the Non-Controlling Party for any reasonable out-of-pocket costs and expenses incurred in complying with this Section 6.3(b). The Controlling Party shall have no obligation to indemnify the Non-Controlling Party for any additional Taxes resulting from the Tax Contest, if the Non-Controlling Party fails to provide assistance in accordance with this Section 6.3(b), to the extent such additional Taxes are directly attributable to the Non-Controlling Party’s failure to provide such assistance.

(c) Cooperation. In addition to the obligations enumerated elsewhere in this Article VI, Noble and Paragon shall cooperate (and shall cause their respective Subsidiaries to cooperate) with each other and with each other’s agents and representatives, including their respective accounting firms and legal counsel, in connection with Tax matters, including, making available to each other, as reasonably requested and available, personnel (including officers, employees and agents of the Parties or their Subsidiaries) responsible for preparing, maintaining, and interpreting information and documents relevant to Taxes, and personnel reasonably required as witnesses or for purposes of providing information or documents in connection with any Tax Contest. Furthermore, the Parties shall cooperate (and cause their respective Subsidiaries to cooperate) to ensure compliance with the obligations listed in Schedule 6.3(c) hereto by the Party responsible for such obligation under this Agreement.

Section 6.4 Supplemental Rulings and Supplemental Tax Opinions. Each of the Parties agrees that at the reasonable request of the other Party (the “Requesting Party”), such Party shall cooperate and use reasonable efforts to (and shall cause its Subsidiaries to cooperate and use reasonable efforts to) assist the Requesting Party in obtaining, as expeditiously as reasonably practicable, a Supplemental Ruling from the IRS and/or a Supplemental Tax Opinion from Tax Counsel. Within 30 Business Days after receiving an invoice from the other Party therefor, the Requesting Party shall reimburse such Party for all reasonable costs and expenses incurred by such Party and the members of its Group in connection with assisting the Requesting Party in obtaining any Supplemental Ruling or Supplemental Tax Opinion. Notwithstanding the foregoing, no Party shall be required to file any Supplemental IRS Submission unless the other Party represents to the filing Party that (i) it has reviewed the Supplemental IRS Submission and (ii) all information and representations, if any, relating to any member of the other Party’s Group contained in the Supplemental IRS Submissions are true, correct and complete in all material respects.

Section 6.5 Withholding and Reporting. With respect to stock of Noble delivered to any Person, Noble and Paragon shall cooperate (and shall cause their respective Subsidiaries to cooperate) so as to permit Noble to discharge any applicable Tax withholding and Tax reporting obligations, including the appointment of Paragon or one or more of its Subsidiaries as the withholding and reporting agent if Noble or one or more of its Subsidiaries is not otherwise required or permitted to withhold and report under applicable Tax Law.

Section 6.6 Retention of Tax Records. Each of Noble and Paragon shall preserve (and shall cause their respective Subsidiaries to preserve) all Tax Records that are in their possession (or in the possession of their respective Subsidiaries), and that could affect the liability of any member of the other Group for Taxes, for as long as the contents thereof may become material in the administration of any matter under applicable Tax Law, but in any event until the later of (i) the expiration of any applicable statutes of limitation, as extended and (ii) 7 years after the Spin-off Date.

Section 6.7 Confidentiality. The provisions of Section 7.13 of the Master Separation Agreement shall govern the confidentiality, disclosure, and use of Confidential Information (as defined therein) relating to Taxes.

ARTICLE VII

RESTRICTION ON CERTAIN ACTIONS OF THE GROUPS

Section 7.1 General Restrictions. Following the Effective Date, Noble and Paragon shall not (and shall cause their respective Subsidiaries not to) take any action that, or fail to take any action the failure of which would be inconsistent with (i) the qualification of the Spin-off as a Tax-free transaction described under Sections 368(a)(1)(D) and 355 of the Code to Noble, its shareholders (except with respect to cash received in lieu of fractional shares), and Paragon or (ii) the Tax-free treatment of the Related Separation Transactions.

Section 7.2 Restricted Actions Relating to Tax Materials. Without limiting the other provisions of this Article VII, following the Effective Date, Noble and Paragon shall not (and shall cause their respective Subsidiaries not to) take any action that, or fail to take any action the failure of which to take, would be reasonably likely to be inconsistent with, or cause any Person to be in breach of, any representation or covenant, or any material statement, made in the Tax Materials.

Section 7.3 Certain Paragon Actions Following the Spin-off.

(a) General Rule. Except as provided in Section 7.3(b), and without limiting the other provisions of this Article VII, during the two-year period beginning on the Spin-off Date, Paragon shall not take or enter into a binding agreement to take (and shall cause its Subsidiaries not to take or enter into a binding agreement to take) any of the following actions:

(i) the liquidation of Paragon;

(ii) the sale of all or substantially all of the assets that constitute the Paragon Business to any Person other than an entity that is and will be wholly-owned, directly or indirectly, by Paragon;

(iii) the transfer of any assets in a transaction described in subparagraphs (A), (C), (D), (F), or (G) of Section 368(a)(1) to another entity, other than an entity that is and will be wholly-owned, directly or indirectly, by Paragon;

(iv) the transfer of all or substantially all of the assets that constitute the Paragon Business in a transaction described in Section 351 or Section 721 other than a transfer to a corporation or partnership that is and will be wholly-owned, directly or indirectly, by Paragon;

(v) the issuance of stock (or any instrument that is convertible or exchangeable into any such stock) other than an issuance to which Treasury Regulations §§ 1.355-7(d)(8) or (9) applies;

(vi) the facilitation of or other participation in any acquisition (or deemed acquisition) of stock of Paragon that would result in any shareholder owning (or being deemed to own after applying the rules of Sections 355(e)(4)(C) and 355(e)(3)(B) of the Code) forty percent (40%) or more (by vote or value) of the outstanding stock of Paragon; or

(vii) the redemption or other repurchase of any stock other than pursuant to open market stock repurchase programs meeting the requirements of Section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, as in effect prior to its amendment by Rev. Proc. 2003-48, 2003-2 C.B. 86.

(b) Opinion of Counsel with Respect to Restricted Actions. Paragon may take (or cause its Subsidiaries to take) one or more of the actions listed in Section 7.3(a) if Paragon obtains from Tax Counsel a Supplemental Tax Opinion that is reasonably satisfactory to Noble.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Entire Agreement. This Agreement, together with the Master Separation Agreement, the Ancillary Agreements, and the Schedules referenced or attached hereto and thereto, constitutes the entire agreement and understanding between Noble and Paragon with respect to the subject matter hereof and supersedes all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

Section 8.2 Governing Law. This Agreement shall be governed and construed and enforced in accordance with the laws of the State of New York without regard to principles of conflicts of laws thereof that would result in the application of the laws of any other jurisdiction.

Section 8.3 Termination. This Agreement may be terminated at any time by mutual consent of Noble and Paragon. In the event of termination pursuant to this Section, no Party shall have any Liability of any kind to any other Party by reason of this Agreement or such termination.

Section 8.4 Notices. Unless expressly provided herein, all notices, claims, certificates, requests, demands and other communications hereunder shall be in writing and shall be deemed to be duly given (i) when personally delivered or (ii) if mailed registered or certified mail, postage prepaid, return receipt requested, on the date the return receipt is executed or the letter is refused by the addressee or its agent or (iii) if sent by overnight courier which delivers only upon the signed receipt of the addressee, on the date the receipt acknowledgment is executed or refused by the addressee or its agent or (iv) if sent by facsimile or electronic mail, on the date confirmation of transmission is received (provided that a copy of any notice delivered pursuant to this clause (iv) shall also be sent pursuant to clause (i), (ii) or (iii)), addressed to the attention of the addressee’s General Counsel at the address of its principal executive office or to such other address or facsimile number for a party as it shall have specified by like notice.

Section 8.5 Counterparts. This Agreement, including the Schedules hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

Section 8.6 Binding Effect; Assignment. This Agreement shall inure to the benefit of and be binding upon the Parties and their respective legal representatives and successors. This Agreement may not be assigned by any Party, except that Noble may assign any or all of its rights, interests and obligations hereunder to any Affiliate, as the case may be, provided that any such Affiliate agrees in writing to be bound by all of the terms, conditions and provisions contained herein

Section 8.7 No Third party Beneficiaries. This Agreement is solely for the benefit of the Parties and their respective Groups and is not intended to confer upon any other Person except the Parties and their respective Groups any rights or remedies hereunder.

Section 8.8 Severability. If any term or other provision of this Agreement or the Schedules attached hereto is determined by a nonappealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the court, administrative agency or arbitrator shall interpret this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible. If any sentence in this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any Party in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.10 Amendment. No change or amendment will be made to this Agreement except by an instrument in writing signed on behalf of each of the Parties; provided, that Noble may, in its sole discretion, amend this Agreement to conform the text of this Agreement to any provision contained in the Distribution Information Statement (as defined in the Master Separation Agreement) that purports to describe this Agreement.

Section 8.11 Authority. Each of the Parties represents to the other that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it has been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement on or prior to the Spin-off Date and (d) this Agreement creates legal, valid and binding obligations, enforceable against it in accordance with its respective terms subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and general equity principles.

Section 8.12 Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement or any Ancillary Agreement, the Party or the Parties who are or are to be thereby aggrieved shall have the right to specific performance and injunctive or other equitable relief of their rights under this Agreement or such Ancillary Agreement, in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative. The Parties agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived.

Section 8.13 Construction. This Agreement shall be construed as if jointly drafted by Paragon and Noble and no rule of construction or strict interpretation shall be applied against any Party.

Section 8.14 Performance Guarantees. Noble and Paragon shall cause to be performed, and hereby guarantee the performance of, all actions, agreements and obligations set forth herein to be performed by their respective Affiliates.

Section 8.15 Limitation of Liability. IN NO EVENT SHALL ANY MEMBER OF THE NOBLE GROUP OR THE PARAGON GROUP OR THEIR RESPECTIVE DIRECTORS, OFFICERS AND EMPLOYEES BE LIABLE FOR ANY EXEMPLARY, PUNITIVE, SPECIAL, INDIRECT, CONSEQUENTIAL, REMOTE OR SPECULATIVE DAMAGES (INCLUDING IN RESPECT OF LOST PROFITS OR REVENUES), HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY (INCLUDING NEGLIGENCE), WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

Section 8.16 Predecessors or Successors. Any reference to Noble, Paragon, a Person or a Subsidiary in this Agreement shall include any predecessors or successors (e.g., by merger or other reorganization, liquidation or conversion) of Noble, Paragon, such Person or such Subsidiary, respectively.

Section 8.17 Expenses. Except as otherwise expressly provided for herein, each Party and its Subsidiaries shall bear their own expenses incurred in connection with the preparation of Tax Returns and other matters related to Taxes under the provisions of this Agreement for which they are liable.

Section 8.18 Effective Date. This Agreement shall become effective on the date recited above on which the Parties entered into this Agreement.

Section 8.19 Change in Law. Any reference to a provision of the Code or any other Tax Law shall include a reference to any applicable successor provision or law.

Section 8.20 Disputes. The procedures for discussion, negotiation and arbitration set forth in Article V of the Master Separation Agreement, once executed, shall apply to all disputes, controversies or claims (whether sounding in contract, tort or otherwise) that may arise out of or relate to, or arise under or in connection with this Agreement.

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date set forth above.

NOBLE CORPORATION PLC

By:	/s/ David W. Williams
Name:	David W. Williams
Title:	President and Chief Executive Officer

PARAGON OFFSHORE PLC

By:	/s/ Steven A. Manz
Name:	Steven A. Manz
Title:	Senior Vice President and Chief Financial Officer